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                                                                    Exhibit 99.2

Peerless Systems Completes Acquisition of HDE, Inc.

Transaction Extends Company's Breadth of Customers; Expands Imaging Solution Set for the Expanding Office and Internet Printing Markets

EL SEGUNDO, Calif.-- Dec. 22, 1999-- Peerless Systems Corporation (Nasdaq:
PRLS - news), a leader in embedded imaging and networking systems, has completed the acquisition of HDE, Inc., a privately-held developer of embedded imaging and Internet printing solutions headquartered in Seattle, Washington.

All outstanding shares of HDE stock were exchanged for 890,000 shares of Peerless' common stock. Based on the closing price of Peerless' stock on December 20, 1999, the transaction is valued at $7.3 million. Gordon Hanson, who was HDE's President, has become Vice President and General Manager of the new subsidiary which has been renamed Peerless Systems Imaging Products (PSIP).

"With the completion of this acquisition, Peerless Systems is expanding its customer base to include additional industry leaders such as Epson, NEC, Oki and Sharp," said Ed Gavaldon, president and CEO of Peerless Systems. "The expanded customer base, along with the strong product develop ment capability and growing technology offerings, brings added strength to our leadership position in the embedded imaging and networking arenas."

The new Peerless subsidiary will be responsible for the development and deployment of component technologies and products targeted to OEM customers with proprietary imaging systems. Combining this expertise with the breadth of Peerless' imaging technology, customers can select the required functionality packaged for easy integration into virtually any imaging system.

Additionally, PSIP offers a line of Internet printing products. These solutions, which are currently shipping, tie into Peerless' strategy to provide a broad set of Internet-enabled document solutions.

The transaction will be accounted for as a pooling-of-interests. Peerless expects to record a one-time charge of approximately $500,000 for acquisition-related costs in the quarter ending January 2000. The Board of Directors of each company unanimously approved the transaction.

About Peerless Systems Corporation

Peerless Systems is a leading provider of software-based embedded imaging and networking systems to original equipment manufacturers of digital document products. Digital document products include printers, copiers, fax machines, scanners and color products, as well as multifunction products that perform a combination of these imaging functions. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting
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electronics, collectively known as an embedded imaging system. Embedded networking systems supply the core software technologies to digital document products that enable them to communicate over local area networks and the Internet.

Peerless and ImageWorks are trademarks of Peerless Systems Corporation. Peerless Systems is a registered trademark of Peerless Systems Corporation.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. These statements include those concerning the potential benefits and effects of the acquisition of HDE. The company wishes to caution readers that a number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. In this regard, investors are cautioned that the acquisition may not be consummated on the terms proposed or at all, and, if consummated, the combined companies will be subject to numerous risks and uncertainties. For further cautions about the risks of investing in Peerless, we refer you to the documents Peerless files from time to time with the Securities and Exchange Commission, including its recent filings on Forms S-4, 10-K and 10-
Q. The company disclaims any obligation to update these statements for subsequent events.

This news release refers to various companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.


Contact:
     Peerless Systems Corporation, El Segundo
     Heidi Halvorsen, 310/297-3264
      hhalvorsen@peerless.com
        or
     Shafer Public Relations
     800/503-1177
     Linda Waters, lindaw@shafer.net
     Steve Chesterman, stevec@shafer.net